Exhibit 99.1

FOR IMMEDIATE RELEASE

NASDAQ: DFFN

Diffusion Pharmaceuticals Provides Corporate Highlights and Reports

Financial Third Quarter 2016 Results

Charlottesville, Virginia (November 14, 2016) - Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN), a clinical stage biotechnology company focused on the development of novel small molecule therapeutics for cancer and other hypoxia-related diseases, today reported financial results for the three months ended September 30, 2016 and provided an overview of recent corporate highlights. The third quarter results will be filed on the Quarterly Report on Form 10-Q with the SEC.

David Kalergis, Chairman and Chief Executive Officer, stated, “I am very excited about the progress that we have made in advancing the clinical development of our lead candidate, trans sodium crocetinate (TSC). The completion of the reverse stock split and subsequent uplisting to the Nasdaq Capital Market is an important step for the Company and I am extremely pleased that we have reached this stage of growth. The successful completion of our three month animal toxicology studies is also an important milestone in support of Diffusion’s readiness to conduct a Phase 3 pivotal trial of TSC in newly diagnosed GBM patients. Our newly assembled Scientific Advisory Board will serve as a valuable resource as we prepare to begin this Phase 3 trial, and will also guide our research as we seek to develop TSC for therapeutic use in other hypoxia-related diseases.”

Corporate Highlights

In August 2016, Diffusion announced a 1-for-10 reverse stock split in preparation for its proposed uplisting to Nasdaq Capital Market.

In September 2016, Diffusion announced the successful completion of animal toxicity studies in preparation for a Phase 3 pivotal trial of TSC in newly diagnosed GBM patients.

In September 2016, the Company also established a Scientific Advisory Board of distinguished experts to serve as a resource for the development of TSC in its many areas on therapeutic use for indications involving hypoxic conditions.

In November 2016, the Company subsequently announced that its shares of common stock were approved for listing on the Nasdaq Capital Market, effective November 9, 2016.

Three Months Ended September 30, 2016 Financial Results

Research and development expenses were $1.9 million for the three months ended September 30, 2016, compared to $0.9 million for the three months ended September 30, 2015. This increase was primarily a result of the $1.0 million non-cash impairment charge upon the abandonment of the future development efforts of the RES-440 IPR&D asset acquired from RestorGenex.

General and administrative expenses were $3.9 million for the three months ended September 30, 2016, compared to $0.4 million for the three months ended September 30, 2015. The increase was primarily attributable to a $2.5 million non-cash litigation settlement with an investor in September 2016 and an increase in incremental costs in connection with operating as a public company.

Net loss was $5.4 million, or $0.53 per share, for the three months ended September 30, 2016, compared to a net loss of $1.4 million, or $0.64 per share, for the three months ended September 30, 2015. The increase in the net loss was due primarily to higher expenses associated with the increased research and development expenses and general and administrative expenses.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a clinical stage biotechnology company focused on extending the life expectancy of cancer patients by improving the effectiveness of current standard-of-care treatments including radiation therapy and chemotherapy. Diffusion is developing its lead drug, trans sodium crocetinate (TSC), for use in the many cancer types in which tumor hypoxia (oxygen deprivation) is known to diminish the effectiveness of current treatments. TSC targets the cancer's hypoxic micro-environment, re-oxygenating treatment-resistant tissue and making the cancer cells more vulnerable to the therapeutic effects of treatments such as radiation therapy and chemotherapy, without the apparent addition of any serious side effects.

A Phase 2 clinical program, completed in the second quarter of 2015, evaluated 59 patients with newly diagnosed glioblastoma multiforme (GBM). This open label, historically controlled study demonstrated a favorable safety and efficacy profile for TSC combined with standard of care. The U.S. Food and Drug Administration has agreed upon the design of a Phase 3 trial in newly diagnosed GBM. Additional planned studies include a Phase 2 trial in pancreatic cancer and a study in brain metastases. Due to its novel mechanism of action, TSC has safely re-oxygenated a range of tumor types in our preclinical and clinical studies. Diffusion believes its therapeutic potential is not limited to specific tumors, thereby making it potentially useful to improve standard- of-care treatments of other life-threatening cancers. We also believe that TSC has potential application in other indications involving hypoxia, such as stroke and neurodegenerative diseases.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations  and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials, the anticipated financial position, operating results and growth prospects of the company and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include; general business and economic conditions; the company's need for and ability to obtain additional financing; and the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Diffusion Pharmaceuticals Contacts

David Kalergis

Chief Executive Officer Diffusion Pharmaceuticals Inc. (434) 220-0718

dkalergis@diffusionpharma.com

Stephanie Carrington ICR Inc.

(646) 277-1282

Stephanie.Carrington@icrinc.com